EXHIBIT 99.1

NEWS RELEASE

For release September 7, 2007

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

SALES OF $692 MILLION OF MORTGAGE-BACKED SECURITIES

SANTA MONICA, California – (September 7, 2007) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that it had recently sold approximately $692 million in face amount of its MBS holdings which resulted in a realized loss of approximately $21 million. These sales consisted of approximately $637 million of Agency MBS and approximately $55 million of AAA-rated Non-Agency MBS. The sale of Agency MBS resulted in a realized loss of approximately $11.5 million. As of June 30, 2007, these Agency MBS had a carrying value that had reflected an unrealized loss of approximately $13 million. The sale of Non-Agency MBS resulted in a realized loss of approximately $9.5 million.

In recent weeks, liquidity and credit concerns surrounding the subprime mortgage and commercial paper markets have continued to grow and have resulted in banks and other lenders becoming more cautious in providing repurchase agreement lending relative to both Agency MBS and AAA-rated MBS. While the effect on the availability of financing for AAA-rated MBS has been more pronounced than for Agency MBS, the Company has recently seen increases in the borrowing rate relative to its Agency MBS financings as well as more limited liquidity in terms of length of borrowing term, margin requirements and amount of financing available. Given the higher rates, limited liquidity and increased uncertainty surrounding the Company’s borrowings relative to its Agency MBS and Non-Agency MBS holdings, the proceeds from the Company’s MBS sales have and will be used to reduce its outstanding repurchase agreement borrowings and reduce the Company’s financial leverage in the near term. Should conditions warrant, the Company may look to sell additional MBS and further reduce its leverage in the future. Throughout this challenging period, Anworth has at all times been in full compliance with all of the terms of its repurchase agreement borrowings relative to both its Agency MBS and Non-Agency MBS holdings.

The Company’s sales of MBS are also expected to positively impact the yield on our portfolio going forward. The MBS sold had a yield on historic amortized cost of approximately 4.6% relative to the overall portfolio yield of 5.1% during the quarter ended June 30, 2007. In addition, once the current uncertainties subside and a more normal level of liquidity for financing returns in the future, we expect to increase our level of leverage to facilitate the acquisition of additional Agency MBS at yield spreads we expect to be higher than current portfolio levels.

The Company’s remaining Non-Agency MBS holdings currently consist of AAA-rated MBS with a current face amount of approximately $52 million. There are currently no repurchase agreement borrowings related to these holdings.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invested in high quality jumbo adjustable-rate mortgages and financed these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493